Exhibit 4.3

FORM OF FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is dated as of February 28, 2013 by and among MARKEL CORPORATION, a Virginia corporation (the “Borrower”), the banks and financial institutions listed on the signature pages hereto and SUNTRUST BANK, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
WHEREAS, the Borrower entered into that certain Amended and Restated Credit Agreement dated as of September 23, 2011 (the “Credit Agreement”) among the Borrower, the lenders party thereto (the “Lenders”) and the Administrative Agent;
WHEREAS, the Borrower, Alterra Capital Holdings Limited, a Bermuda exempted limited liability company (“Alterra”) and Commonwealth Merger Subsidiary Limited, a Bermuda exempted company and a wholly owned subsidiary of the Borrower (the “Merger Sub”) entered into Agreement and Plan of Merger dated as of December 18, 2012 (the “Merger Agreement”), pursuant to which the parties thereto intend that the Merger Sub will be merged with and into Alterra with Alterra surviving such merger on the terms and conditions therein; and
WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement on the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, the parties hereto agree as follows:
Section 1. Definitions. Except as otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement.
Section 2. Amendments to Credit Agreement.
(a)Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions thereto:
“Alterra Guaranty” shall mean any guaranty obligations of the Borrower in favor of the holders from time to time of the Alterra Notes, so long as such obligations are permitted to be incurred pursuant to Section 7.1(ii) of this Agreement.
“Alterra Notes” shall mean (i) those certain 6.25% senior notes issued by Alterra Finance LLC, due September 30, 2020, in the initial principal amount of US$350,000,000 and (ii) those certain 7.20% senior notes issued by Alterra USA Holdings Limited, due April 14, 2017, in the initial principal amount of US$100,000,000.

“Increased Leverage Period” shall mean the period from and including March 5, 2013 until the earlier of: (i) ten Business Days after termination of the Merger Agreement pursuant to Section 7.1 thereof, (ii) November 18, 2013 and (iii) the Merger Closing Date.
“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of December 18, 2012 (including the exhibits thereto), among the Borrower, Alterra Capital Holdings Limited, a Bermuda exempted limited liability company and Commonwealth Merger Subsidiary Limited, a Bermuda exempted company and a wholly owned subsidiary of the Borrower, as the same may be amended or otherwise modified from time to time in accordance with its terms.
“Merger Closing Date” shall mean the “Closing Date” as defined in the Merger Agreement.
(b)Section 6.1 of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:
“6.1 Leverage Ratio. The Borrower will not permit the Leverage Ratio as of any date after the Closing Date to be greater than 0.375 to 1.00, provided, however, that during the Increased Leverage Period only, in lieu of the foregoing, the Borrower will not permit the Leverage Ratio to be greater than 0.425 to 1.00.”
(c)Section 7.1 of the Credit Agreement is hereby amended by deleting clause (v) of such Section in its entirety and substituting in lieu thereof the following:
“(v) Indebtedness of any Subsidiary outstanding at the time such Subsidiary becomes a Subsidiary and not incurred in contemplation thereof, provided (x) the Indebtedness remains the sole obligation of such Subsidiary and (y) the outstanding aggregate principal amount of such Indebtedness is not voluntarily increased by such Subsidiary after the date such Subsidiary becomes a Subsidiary of the Borrower; provided further, that the incurrence or making by the Borrower of any Alterra Guaranty on or after the Merger Closing Date shall be permitted notwithstanding clause (x) immediately above;”
Section 3. Representations and Warranties. As a condition to the Administrative Agent and the Lenders entering into this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:
(a)Authorization. The Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, and the other Credit Documents to which it is a party in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of the Borrower and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms.

(b)Compliance with Laws. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any consent or approval of, registration or filing with, or any action by, any Governmental Authority and will not violate any applicable law or regulation or the bylaws of the Borrower, the certificate of incorporation of the Borrower, or other organizational documents of the Borrower or any order of any Governmental Authority; (ii) violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower; or (iii) result in the creation or imposition of any Lien on any asset of the Borrower.
(c)Reaffirmation. As of the date of this Amendment and after giving effect to this Amendment, the representations and warranties set forth in the Credit Documents are true and correct in all material respects (except for those representations and warranties that are already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects), except that any representations or warranties that are made as of a specific earlier date, in which case such representation or warranty shall be true and correct as of such earlier date; and
(d)No Default. As of the date hereof and after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.
Section 4. Payment of Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Amendment and the other documents and agreements executed and delivered in connection herewith.
Section 5. Conditions. The effectiveness of this Amendment (including the amendments contained in Section 2 hereof) is subject to the satisfaction of each of the following conditions precedent:
(a)the Administrative Agent (or its counsel) shall have received a counterpart of this Amendment duly executed by the Borrower, the Required Lenders and the Administrative Agent; and
(b)the representations and warranties set forth in Section 3 shall be true and correct.
Section 6. Effect; Ratification.
(a)Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Credit Documents remain unchanged and continue to be in full force and effect. The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein. The Credit Agreement is hereby ratified and confirmed in all respects. Each reference to the Credit Agreement in any of the Credit Documents (including the Credit Agreement) shall be deemed to be a reference to the Credit Agreement, as amended by this Amendment.

(b)Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any of the other Credit Documents, or constitute a course of conduct or dealing among the parties. The Administrative Agent and the Lenders reserve all rights, privileges and remedies under the Credit Documents.
(c)This Amendment constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Amendment shall for all purposes be deemed to be a “Credit Document” under the Credit Agreement and entitled to the benefits thereof.
Section 7. Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.
Section 8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns. The exchange of copies of this Amendment and of signature pages by facsimile or .pdf via email transmission shall constitute effective execution and delivery of this Amendment as to the parties.
Section 9. Severability; Headings. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The section and subsection headings used in this Amendment are for convenience of reference only and are not to affect the construction hereof or to be taken into consideration in the interpretation hereof.
Section 10. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA.
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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Amended and Restated Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MARKEL CORPORATION

By:
Anne Waleski
Vice President and Chief Financial Officer

SUNTRUST BANK, as Administrative Agent and as a Lender
By:
Authorized Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Authorized Officer

BARCLAYS BANK PLC
By:
Authorized Officer

BRANCH BANKING & TRUST COMPANY
By:
Authorized Officer

CITIBANK, N.A.
By:
Authorized Officer

THE NORTHERN TRUST COMPANY
By:
Authorized Officer

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